Exhibit 10.1

AMENDMENT NO. 1 TO INVESTMENT MANAGEMENT TRUST AGREEMENT

June 16, 2022

THIS AMENDMENT NO. 1 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of June 16, 2022, by and between Ventoux CCM Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in that certain Investment Management Trust Agreement, dated December 23, 2020, by and between the parties hereto (the “Trust Agreement”).

WHEREAS, on December 30, 2020, an aggregate of $174,225,000 was placed in the Trust Account from the IPO and sale of Private Warrants;

WHEREAS, Section 1(i) of the Trust Agreement provides that the Trustee is to liquidate the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses) to the Public Shareholders of record if the Company does not complete its initial business combination 18 months after the closing of the IPO in the event that the Company extended the time to complete the Business Combination by three months as set forth in the Trust Agreement;

WHEREAS, Section 7(c) of the Trust Agreement provides that Section 1(i) and Section 1(j) of the Trust Agreement may only be modified, amended or deleted with the affirmative vote of at least a majority of the outstanding shares of Common Stock sold in the IPO;

WHEREAS, pursuant to a special meeting of the shareholders of the Company, a majority of the outstanding shares of Common Stock sold in the IPO voted affirmatively to approve this Amendment;

WHEREAS, in connection with the execution of this Amendment, the extension of the deadline to consummate the Company’s initial business combination is being extended from the 18-month anniversary of the closing of the IPO to the 21-month anniversary of the IPO (i.e. from June 30, 2022 to September 30, 2022), with an option to further extended such deadline from the 21-month anniversary of the closing of the IPO to the 24-month anniversary of the IPO; and

WHEREAS, each of the Company and Trustee desire to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.1. Amendment to Trust Agreement. Section 1(i) and Section 1(j) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by the 21-month anniversary of the closing of the IPO (“Closing”) or, in the event that the Company extended the time to complete the Business Combination for up to 24 months from the closing of the IPO but has not completed the Business Combination within such 24-month period, the 24-month anniversary of the Closing (the “Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Last Date.

“(j) Upon receipt of an extension letter (“Extension Letter”) substantially similar to Exhibit D hereto at least five business days prior to the Applicable Deadline, signed on behalf of the Company by an executive officer, and receipt of the dollar amount specified in the Extension Letter on or prior to the deadline to consummate the Company’s initial business combination, to follow the instructions set forth in the Extension Letter. Furthermore, upon receipt of an additional extension letter (“Additional Extension Letter”) substantially similar to Exhibit E hereto at least five business days prior to the deadline to consummate the Company’s initial business combination, signed on behalf of the Company by an executive officer, and receipt of the dollar amount specified in the Additional Extension Letter on or prior to the deadline to consummate the Company’s initial business combination, to follow the instructions set forth in the Additional Extension Letter.”

1.2 Exhibit E to the Trust Agreement. The form of Additional Extension Letter, attached hereto as Exhibit E, shall be appended to Trust Agreement as Exhibit E.

2. Miscellaneous Provisions.

2.1 Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3 Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

2.4 Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

2.5 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6 Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Continental Stock Transfer & Trust Company, as Trustee

By:	/s/ Francis E. Wolf
	Name:	Francis E. Wolf
	Title:	Vice President

Ventoux CCM Acquisition Corp.

By:	/s/ Edward Scheetz
	Name:	Edward Scheetz
	Title:	Chief Executive Officer

EXHIBIT E

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, N.Y. 10004
Attn: Francis Wolf and Celeste Gonzalez

Re:    Trust Account — Extension Letter

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to paragraph 1(j) of the Investment Management Trust Agreement, as amended on June 16, 2022, (“Trust Agreement”) between Ventoux CCM Acquisition Corp. (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with the Target Businesses for an additional three (3) months, from September 30, 2022 to December 30, 2022 (the “Additional Extension”). Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline.

Very truly yours,

VENTOUX CCM ACQUISITION CORP.

By:
Edward Scheetz, Chief Executive Officer

cc:	Chardan Capital Markets, LLC